Exhibit 99.1

NRG Yield, Inc. To Acquire Largest Wind Farm in North America

— Alta Wind increases contracted renewable portfolio by 947 megawatts —

PRINCETON, NJ; June 4, 2014 — NRG Yield, Inc. (NYSE: NYLD) has entered into an agreement with Terra-Gen Power LLC to acquire the Alta Wind facility located in Tehachapi, Calif., for $870 million, plus the assumption of $1.6 billion of non-recourse project financings and subject to customary working capital adjustments. The acquisition, which totals 947 megawatts (MW) of operating wind capacity, also includes a portfolio of land leases associated with the Alta Wind facility.

NRG Yield intends to fund the purchase price through a combination of newly issued debt, common equity and cash on hand. The transaction is expected to increase both the annual run-rate EBITDA by approximately $220 million and Cash Available for Distribution by approximately $70 million (before debt service associated with acquisition financing) by 2016.

“Alta Wind is a landmark investment for NRG Yield,” said David Crane, NRG Yield’s Chairman and Chief Executive Officer. “The acquisition of the largest wind facility on the North American continent highlights not only our commitment to carbon-free generation, but also the strength of our acquisition capabilities to compete for contracted assets of world-class quality in the competitive marketplace. Alta Wind contributes to our objective of sustainable and visible dividend growth for our investors while supporting the generation of carbon-free electricity for thousands of homes through large-scale wind.”

Alta Wind Highlights:

•                  Contracted long-term power purchase agreements with Southern California Edison with 21 years of remaining contract life for phases I-V and 22 years, beginning in 2016, for phases X and XI

•                  Located in a premier wind resource area with over 30 years of wind operating history and close proximity to the Los Angeles load center

•                  Utilizes 386 GE and Vestas turbines with commercial operations achieved within the past four years

•                  Immediately accretive to Cash Available for Distribution per share

•                  Grows the combined wind portfolio owned by NRG Yield  and its parent, NRG Energy, to 2,839 MW, making it the fifth-largest overall operating portfolio in the North American wind industry

Bank of America Merrill Lynch acted as exclusive financial advisor to NRG Yield in relation to this transaction and rendered a fairness opinion to the Board of Directors of NRG Yield. Jones Day served as legal counsel to NRG Yield.

NRG Yield expects to close the transaction in the third quarter of 2014. The transaction is subject to customary closing conditions, including the receipt of regulatory approval by the Federal Energy Regulatory Commission (FERC), the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act, as well as notice of the acquisition to the California Public Utilities Commission.

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S., including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than one million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield is traded on the New York Stock Exchange under the symbol NYLD. Visit nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include NRG Yield’s expectations regarding the anticipated benefits of the acquisition of the assets and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to successfully close the  acquisition (including receipt of third party consents and regulatory approvals), our ability to enter into new contracts as existing contracts expire and our ability to maintain and grow our quarterly dividends and our ability to satisfy closing conditions and obtain regulatory and other consents in connection with the acquisition.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Daniel Keyes
609.524.4527

Appendix A-1: Adjusted EBITDA and Cash Available for Distribution Reconciliation

The following table summarizes the calculation of adjusted EBITDA and cash available for distribution to net income:

($ in millions)	Run Rate
Net Income	10
Adjustments to net income to arrive at Adjusted EBITDA:
Depreciation and amortization	100
Interest expense, net	85
Income tax expense	25
Adjusted EBITDA	220
Cash interest paid	(85)
Maintenance Capital expenditures and changes in other assets	(5)
Principal amortization of indebtedness	(60)
Cash Available for Distribution	70

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG Yield’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG Yield considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG Yield does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG Yield’s business. NRG Yield compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplements. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG Yield considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG Yield may incur expenses similar to the adjustments in this news release.

Cash available for distribution is Adjusted EBITDA plus cash dividends from unconsolidated affiliates, less maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in others assets. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.